Exhibit 10.1
FABRINET

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

1.Introduction. This Executive Change in Control and Severance Plan and Summary Plan Description (as may be amended from time to time, this “Plan”) has been adopted by Fabrinet as of August 16, 2021 (the “Effective Date”), in order to provide certain protections to eligible employees of Fabrinet and/or its affiliates in connection with an involuntary termination of such eligible employee’s employment under the circumstances described in this Plan, including in connection with a change in control of Fabrinet. Certain capitalized terms used in the Plan are defined in Section 2 below.

The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan, as required by ERISA.

2.Definitions. The following terms referred to in the Plan will have the following meanings:

(a)“Administrator” means the Company, acting through the Board (as defined below), the Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation.

(b)“Board” means the Company’s Board of Directors.

(c)“Cause” means, with respect to a Participant, the occurrence of any of the following: (i) the Participant’s commission of any felony or any crime involving moral turpitude; (ii) the Participant’s willful breach of the Participant’s duties to the Company or any of its affiliates, including without limitation, theft from the Company or any of its affiliates or failure to fully disclose the Participant’s personal pecuniary interest in a transaction involving the Company or any of its affiliates; and (iii) engaging in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, or (E) embezzlement, in each case whether in the performance of the Participant’s duties under a written employment agreement or offer of employment letter between the Employer and the Participant, or otherwise.

(d)“Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this subsection, the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting shares immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)“Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control.

(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, and any valid regulation or official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(h)“Committee” means the Compensation Committee of the Board.

(i)“Company” means Fabrinet, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any successor as described in Section 9.

(j)“Disability” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(k)“Eligible Employee” means a Section 16 Officer who has been designated by the Administrator as being eligible to participate in the Plan. An individual automatically will be deemed to cease being an Eligible Employee (and a Participant, as applicable), upon termination of his or her status as a Section 16 Officer, except that during the Change in Control Period following a Change in Control, any Section 16 Officer who was a Participant as of immediately prior to the Change in Control will continue as a Participant while he or she remains employed with the Company (or its successor entity or affiliates) without regard to his or her continued status as a Section 16 Officer upon or after the Change in Control.

(l)“Employer” means, with respect to a Participant, the Company or the parent or subsidiary of the Company that directly employs such employee.

(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

(n)“Good Reason” means, with respect to a Participant, the Participant’s termination of his or her employment with the Company within thirty (30) days following the end of the Company’s Cure Period (as defined below) as a result of the occurrence of any of the following without the Participant’s written consent: (i) a material diminution in the Participant’s authority, duties or responsibilities (including following any Change in Control), or (ii) a material breach by the Company or the Employer of a written employment agreement or offer of employment letter between the Employer and the Participant or the Plan; provided, however, that a Participant must provide written notice to the Board of the condition that could constitute a “Good Reason” event within sixty (60) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(o)“Participant” means an Eligible Employee who has timely and properly executed and delivered his or her Participation Agreement to the Administrator, as set forth therein.

(p)“Participation Agreement” means the individual agreement provided by the Administrator to a Section 16 Officer, designating such Section 16 Officer as an Eligible Employee under the Plan. A form of Participation Agreement is attached hereto as Appendix A.

(q)“Qualifying Termination” means a termination of a Participant’s employment with the Company (or subsidiary of the Company, as applicable) either (i) by the Company without Cause and other than due to the Participant’s death or Disability, or (ii) by the Participant for Good Reason.

(r)“Section 16 Officer” means an individual employed with the Company or any of its subsidiaries who, with respect to the Company’s ordinary shares, is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)“Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(t)“Severance Benefits” means the compensation and other benefits that a Participant will be provided in the circumstances described in Section 4, and as set forth in Section 4 and his or her Participation Agreement.

3.Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is a Participant on the date he or she experiences a Qualifying Termination and otherwise satisfies the requirements of the Plan.

4.Severance Benefits.

(a)Qualifying Termination Outside of the Change in Control Period. In the event of a Participant’s Qualifying Termination that occurs other than during the Change in Control Period, the Participant will receive the following payments and benefits from the Company, subject to the requirements of this Plan:

(i)Salary Severance. A single, lump sum, cash payment equal to fifty percent (50%) of the Participant’s annual base salary in effect as of the date of the Qualifying Termination.

(ii)Earned but Unpaid Bonus. A single, lump sum, cash payment equal to the Participant’s earned but unpaid bonus as of the date of the Qualifying Termination.

(iii)COBRA Severance. A single, lump sum, taxable, cash payment equal to the product of (A) eighteen (18) months, multiplied by (B) the amount of monthly premium that the Participant otherwise would be required to pay for the Participant and any of the Participant’s eligible dependents (if applicable) for the first month of Company group health care coverage under COBRA, without regard to whether the Participant elects continued health coverage under COBRA for the Participant and any of the Participant’s eligible dependents.

(iv)Expat Severance. To the extent the Participant is receiving tax equalization benefits under the Company’s expatriate policy on the date of the Qualifying Termination, continued tax equalization benefits in accordance with the Company’s (or any of its subsidiary’s, as applicable) expatriate policy as in effect from time to time for (A) the calendar year in which the Qualifying Termination occurs, and (B) the calendar year immediately following the calendar year in which the Qualifying Termination occurs (the “Expat Severance”).

(b)Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, the Participant will be eligible to receive the following payments and benefits from the Company, subject to the requirements of the Plan:

(i)Salary Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of the Participant’s annual base salary in effect as of the date of the Qualifying Termination or, if greater, the Participant’s annual base salary in effect as of immediately prior to the Change in Control.

(ii)Earned but Unpaid Bonus. A single, lump sum, cash payment equal to the Participant’s earned but unpaid bonus as of the date of the Qualifying Termination.

(iii)Bonus Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of the Participant’s target annual bonus opportunity, in effect as of the date of the Qualifying Termination or, if greater, the Participant’s target annual bonus opportunity in effect as of immediately prior to the Change in Control.

(iv)COBRA Severance. A single, lump sum, taxable, cash payment equal to the product of (A) eighteen (18) months, multiplied by (B) the amount of monthly premium that the Participant otherwise would be required to pay for the Participant and any of the Participant’s eligible dependents (if applicable) for the first month of Company group health care coverage under COBRA, without regard to whether the Participant elects continued health coverage under COBRA for the Participant and any of the Participant’s eligible dependents.

(v)Vesting Acceleration of Time-based Equity Awards. One hundred percent (100%) vesting acceleration of any Company equity awards covering Company ordinary shares held by the Participant that are subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria (“Time-based Awards”) and that are outstanding and unvested as of the date of the Qualifying Termination. For the avoidance of doubt, in the event of the Participant’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of the Participant’s Time‑based Awards that may become vested pursuant to the preceding sentence will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the

Qualifying Termination occurs during the Change in Control Period (provided that in no event will the Participant’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of the Participant’s Time‑based Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.

(vi)Expat Severance. The Expat Severance, payable in accordance with the Company’s expatriate policy as in effect from time to time.

(c)Termination Other Than a Qualifying Termination. If the termination of a Participant’s employment does not constitute a Qualifying Termination, then the Participant will not be entitled to receive any severance or other benefits except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or programs.

(d)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Termination that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to the Participant under Section 4(b) will be reduced by any amounts that already were provided to the Participant under Section 4(a). Notwithstanding any provision of the Plan to the contrary, if the Participant is entitled to any cash severance, payment or reimbursement of continued health coverage premiums, vesting acceleration of any Time-based Awards, tax equalization benefits or expatriate benefits, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than the Plan (“Other Benefits”), then the corresponding severance payments and benefits under the Plan will be reduced by the amount of Other Benefits paid or provided to the Participant.

(e)Death of Participant. In the event of a Participant’s death before all payments or benefits the Participant is entitled to receive under the Plan have been provided, the unpaid amounts will be provided to the Participant’s designated beneficiary, if living, or otherwise to the Participant’s personal representative in accordance with the terms of the Plan.

5.Treatment of Performance-based Awards. Unless provided otherwise in a Participant’s Participation Agreement, any Company equity awards covering Company ordinary shares held by a Participant that are subject to the achievement of any performance-based or other similar vesting criteria (“Performance-based Awards”) are excluded from the vesting acceleration set forth in Section 4 above and instead will be governed by the award agreement applicable to such Performance-based Award. For the avoidance of doubt, a vesting requirement relating solely to a Participant’s continued employment or other service will not be considered performance-based vesting criteria.

6.Accrued Compensation. On any termination of a Participant’s employment with the Company, the Participant will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Participant under any Company-provided plans, policies, and arrangements.

7.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims. A Participant’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 4 is subject to the Participant signing and not revoking a separation agreement and release of claims with the Company (the “Release”), which the Company will provide to the Participant no later than five (5) business days following the date of the Qualifying Termination, and which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to severance payments or benefits under Section 4.

(b)Payment Timing. Any lump sum cash severance payments under Section 4 relating to salary severance, bonus severance, and COBRA severance will be provided to the Participant on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable, subject to any delay required by Section 7(c) below. Any restricted stock units and/or similar full value awards that accelerate vesting under Section 4(b)(v) will be settled, subject to any delay required by Section 7(c) below (or the terms of the award agreement or other Company plan, policy, or arrangement governing the settlement timing of the award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (x) on a date no later than ten (10) days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on a date no later than the date of completion of the Change in Control. Any Expat Severance will be paid as soon as practicable following the Participant’s taxable year in which the compensation covered by the Expat Severance was paid, and in no event later than the end of the Participant’s taxable year following the Participant’s taxable year in which the Participant remits the taxes relating to such compensation.

(c)Section 409A. The Company intends that all payments and benefits provided under the Plan or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in the Plan will be interpreted in accordance with this intent. No payments or benefits to be provided to the Participant, if any, under the Plan or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Participant has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of the Participant’s employment or similar phrases used in the Plan will mean the Participant’s “separation from service” within the meaning of Section 409A. Subject to subsection (ii) of this Section below, any Severance Benefits that are considered Deferred Payments that would be made during the sixty (60) day period immediately following the Participant’s separation from service will be paid on the sixtieth (60th) day following the Participant’s separation from service, or with respect to any Severance Benefits under Section 4(b) that become payable in connection with a Qualifying Termination that occurs prior to a Change in Control, if later, as of the date of the Change in Control (or, if applicable, in accordance with the terms of the award agreement or other Company plan, policy, or arrangement governing the settlement timing of the award to the extent such terms specifically require any such timing in order to comply with the requirements of Section 409A, as applicable).

(i)Any payments or benefits paid or provided under the Plan that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 7(c).

(ii)Notwithstanding anything to the contrary in the Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then any payments or benefits that constitute Deferred Payments payable within the first six (6) months after the Participant’s separation from service instead will be payable on the date six (6) months and one (1) day after the Participant’s separation from service; provided that in the event of the Participant’s death within such six (6) month period, any payments delayed by this subsection (ii) will be paid to the Participant in a lump sum as soon as administratively practicable after the date of the Participant’s death.

(iii)The Company reserves the right to amend the Plan and any Participation Agreement as it considers necessary or advisable, in its sole discretion and without the consent of a Participant or any other individual or person, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under the Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will a Participant have any discretion to determine the Participant’s taxable year of payment of any Deferred Payments. In no event will the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A or any state law equivalent thereof.

8.Limitation on Payments.

(a)Best Results. If any payment or benefit that a Participant would receive from the Company or any other party whether in connection with the provisions in the Plan or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will a Participant have any discretion with respect to the ordering of Payment reductions. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Plan, and the Participant will not be reimbursed, indemnified, or held harmless by the Company for any of those payments of personal tax liability. For purposes of clarity, with respect to any Participant who was granted any equity awards under the Company’s Amended and Restated 2010 Performance Incentive Plan (the “2010 Plan”), the terms of this Section 8 shall control over, and supersede in their entirety, the provisions of Section 7.4 of the 2010 Plan (which section is titled “Golden Parachute Limitation”).

(b)Determination of Excise Tax Liability. Unless the Company and a Participant otherwise agree in writing, any determinations required under this Section 8 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 8. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 8. The Company will have no liability to the Participant for the determinations of the Firm.

9.Successors. The Plan will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Participant upon a Participant’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Plan for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of a Participant to receive any form of compensation payable pursuant to the Plan may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Participant’s right to compensation or other benefits will be null and void.

10.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2(a), the Administrator (a) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

11.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2(a) and 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

12.Clawback. The Administrator may specify in a Participation Agreement that a Participant’s rights, payments, and/or benefits with respect to the payment and benefits under this Plan will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any other terms and conditions applicable thereto. Any payments and benefits under this Plan will be subject to the Company’s clawback policy as may be established from time to time. The Administrator may require a Participant to forfeit or return to, or reimburse, the Company (or any of its subsidiaries, as applicable) all or a portion of the payments and benefits under this Plan pursuant to the terms of such Company policy or as necessary or appropriate to comply with applicable laws.

13.Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.

14.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual or group of individuals to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to him or her (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is (i) approved by the Administrator and (ii) communicated to the affected individual(s) in writing at least ninety (90) days before the effective date of the amendment or termination and, once a Participant has incurred an Qualifying Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to him or her (except as set forth in Section 7(c)(iii)). In addition, notwithstanding the preceding, upon or after a Change in Control, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to him or her (including, without limitation, imposing additional conditions). Any action of the Administrator, on behalf of the Company, in amending or terminating the Plan will be taken solely in a non‑fiduciary capacity. For the avoidance of doubt, in no event will this Section 14 limit the Company’s (or its subsidiary’s) authority or discretion to determine the terms of any new or other compensation or benefit plan, program or arrangement, including without limitation, amending, suspending or terminating the Company’s (or its subsidiary’s) tax equalization policy, or to determine whether an individual will be appointed, or remain, a Section 16 Officer.

15.Claims and Review Procedure.

(a)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan (or his or her authorized representative) may submit a claim in writing to the Administrator within ninety (90) days following the earlier of (a) the date the claimant learned the amount of his or her benefits under the Plan, or (b) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(i)Disability Claims Procedure. A claim for benefits under the Plan that involves a determination of Disability by the Administrator (a “Disability Claim”) will be subject to all of the general rules described in this subsection (a), except as they are expressly modified by this subsection (a)(i). If a Disability Claim is denied (in full or in part), the denial notice will be provided within forty-five (45) days after the claim is received. If matters beyond the control of the Administrator require additional time, two extensions of up to thirty (30) days each are available. Written notice of each extension will be given before the end of the initial forty‑five (45) day period or first thirty (30) day extension period, as applicable. If an extension is required due to the claimant’s failure to submit necessary information, the extension notice will describe the additional information required and state that the claimant will be afforded at least forty-five (45) days within which to provide the specified information. In such case, the period for making the determination on the Disability Claim will be tolled from the date of the extension notice until the claimant responds to the request for additional information.

A Disability Claim denial notice will include any internal rule, guideline, protocol or similar criterion relied upon in making the denial or, alternatively, it will state that such criterion does not exist. The denial notice also will include a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with or not following: (a) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s denial without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant made by the Social Security Administration. The notice additionally will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Claim. The notice will be provided in a culturally and linguistically appropriate manner consistent with U.S. Department of Labor Regulation Section 2560.503-1(o).

(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

(i)Disability Appeal Procedure. A Disability Claim will be subject to all of the general rules described in this subsection (b), except as they are expressly modified by this subsection (b)(i). Review of a denied Disability Claim must be requested within one hundred eighty (180) days following the date the claimant received the written notice of the Disability Claim denial or else the claimant loses the right to review. Any entity or individual appointed by the

Administrator to review the Disability Claim will consider the appeal de novo, without deference to the initial benefit denial. The review of a Disability Claim will not include any person who participated or was consulted in the initial benefit denial or who is the subordinate of a person who participated or was consulted in the initial benefit denial.

A decision on appeal with respect to a Disability Claim will be made no later than forty-five (45) days after receipt of the request. If additional time (up to ninety (90) days) is needed due to special circumstances to review the request, the claimant (or representative) will be given written notice of the reason for the delay. Before any denial on appeal may be issued, the claimant will be provided, free of charge, with any new or additional evidence considered, relied upon, or generated in connection with the Disability Claim, and before any denial on appeal based on a new or additional rationale may be issued, the claimant will be provided, free of charge, with such rationale. Any evidence or rationale required to be provided pursuant to this subsection (d)(i), must be provided as soon as possible and sufficiently in advance of the date on which the denial notice is required to be provided in order to give the claimant a reasonable opportunity to respond prior to that date.

In deciding an appeal of a Disability Claim denial based in whole or in part on medical judgement, the Administrator will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgement. The Administrator will identify any medical or vocational expert whose advice was obtained on behalf of the Administrator in connection with the denial, without regard to whether the advice was relied upon in making the benefit determination. A Disability Claim denial notice also will include any internal rule, guideline, protocol or similar criterion relied upon in making the denial or, alternatively, it will state that such criterion does not exist. The statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA also will describe the contractual limitations period described in this subsection (c) below that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires. The denial notice additionally will include a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with or not following: (a) the views presented by the claimant of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s denial without regard to whether the advice was relied upon in making the benefit determination, and (c) a disability determination regarding the claimant presented by the claimant made by the Social Security Administration. The notice will be provided in a culturally and linguistically appropriate manner consistent with Department of Labor Regulation Section 2560.503-1(o).

(ii)Deemed Exhaustion of Plan Procedure. In the case of a Disability Claim, if the Plan fails to strictly adhere to all of the requirements of this Section 15 with respect to such claim, the claimant will be deemed to have exhausted the Plan’s claims and appeal procedures for purposes of subsection (c) below. Notwithstanding the foregoing, the Plan’s claims and appeal procedures will not be deemed exhausted based on a de minimis violation that does not cause, and is not likely to cause, prejudice or harm to the claimant, provided, the violation (i) was for good cause or due to matters beyond the Program’s control, (ii) occurred in the context of an ongoing, good faith exchange of information between the Plan and the claimant, and (iii) was not part of a pattern or practice of Plan violations. The claimant may request a written explanation of such violation from the Plan, and within ten (10) days of the claimant’s request, the Plan will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Plan’s claims and appeal procedures to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis of deemed exhaustion under this subsection (b)(ii), the Disability Claim will be considered a re-filed for review upon the Plan’s receipt of the court’s decision. Within a reasonable time after the receipt of the court’s decision, the Plan will provide the claimant with notice of the resubmission.

(c)Limitation on Right to Bring Action; Venue. No legal action may be brought with respect to any claim for Plan benefits unless and until the claims and appeal procedures under the Plan applicable to such claim have been exhausted. Any legal action with respect to a claim, if available, must be brought (a) no later than one (1) year after the Administrator’s final decision denying the claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in Santa Clara County, California. All determinations made by the Administrator (and its authorized delegates) in connection with their review of any claim will be afforded the maximum possible deference permitted by law.

16.Miscellaneous Provisions.

(a)Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

(b)Source of Payments. Any Severance Benefits will be paid in cash from the general funds of the Employer; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Employer.

(c)No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any Severance Benefits provided under the Plan. Neither the Administrator, the Company nor any other Employer makes any guarantees regarding the tax treatment to any person of any Severance Benefits provided under the Plan.

(d)Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

(e)No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payments hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company or any other Employer. The Company and any other Employer expressly reserve the right to discharge any of their employees at any time and for any reason. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of his or her employment.

(f)Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

(g)Headings. All captions and section headings used in the Plan are for convenient reference only and do not form a part of the Plan.

(h)Applicable Law; Choice of Law. The Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California without regard to the conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.

(i)Severability. The invalidity or unenforceability of any provision or provisions of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect.

(j)Withholding. All payments and benefits under the Plan will be paid subject to any applicable tax or other required withholdings. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or non-U.S. taxes required to be withheld from the payments or benefits and make any other required payroll deductions. Neither the Company nor any of its subsidiaries or affiliates has any duty or obligation to design its compensation policies, including without limitation, this Plan, in a manner that minimizes any Participant’s tax liabilities arising from the Participant’s compensation. Neither the Company nor any of its subsidiaries or affiliates will pay a Participant’s taxes arising from or relating to any payments or benefits under the Plan.

(k)Counterparts. The Plan may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.Additional Information.

Plan Name:	Fabrinet Executive Change in Control and Severance Plan and Summary Plan Description
Name, Address and Phone Number of Plan Sponsor:	Fabrinet c/o Intertrust Corporate Services One Nexus Way, Camana Bay Grand Cayman, KY1-9005 Cayman Islands +66 2-524-9600
Plan Sponsor’s Federal Employer Identification Number:	98-1228572
Plan Number:	510
Plan Year:	The Plan’s initial Plan Year begins on the Effective Date and ends on June 24, 2022; thereafter the Plan Year will be the Company’s fiscal year.
Name, Address and Phone Number of Plan Administrator:
Fabrinet
c/o Fabrinet USA, Inc. Attention: Administrator of the Fabrinet Executive Change in Control and Severance Plan and Summary Plan Description 4900 Patrick Henry D
Santa Clara, CA 95054
(408) 748-0900
legal@fabrinet.com

Agent for Service of Legal Process:	Fabrinet c/o Intertrust Corporate Services One Nexus Way, Camana Bay Grand Cayman, KY1-9005 Cayman Islands Service of process also may be made upon the Administrator.
Type of Plan	Severance Plan/Employee Welfare Benefit Plan.
Plan Costs	The cost of the Plan is paid by the Company.

18.Statement of ERISA Rights.

As a Participant, you are entitled to certain rights and protections under ERISA.

(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Parent’s Human Resources Department.

(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a payment or benefit under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

* * *
IN WITNESS WHEREOF, Fabrinet has adopted the Plan effective as of the Effective Date.

FABRINET

By:
Title:

Appendix A

FABRINET
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Form of Participation Agreement
Fabrinet (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Fabrinet Executive Change in Control and Severance Plan and Summary Plan Description (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

A.Execution of Participation Agreement. In order to actually become a Participant with respect to the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].

B.Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits under Section 4 of the Plan if your employment with the Company (or subsidiary of the Company, as applicable) terminates as a result of a Qualifying Termination, subject to the terms and conditions of the Plan and this Participation Agreement.

C.Performance‑based Awards. In addition, the following terms will apply to your Specified PSU Awards (as defined below):

1.Base PSU Awards. For purposes of this Participation Agreement, “Base PSU Award” means: (a) the “base” Performance-based Restricted Share Unit award granted to you on [DATE], under the Company’s 2020 Equity Incentive Plan (the “2020 EIP”) and applicable award agreement thereunder; and (b) the “base” Performance-based Restricted Share Unit award granted to you on [DATE], under the Company’s 2020 EIP and applicable award agreement thereunder.

2.Stretch PSU Awards. For purposes of this Participation Agreement, “Stretch PSU Award” means: (a) the “stretch” Performance-based Restricted Share Unit award granted to you on [DATE], under the Company’s 2020 EIP and applicable award agreement thereunder; and (b) the “stretch” Performance-based Restricted Share Unit award granted to you on [DATE], under the 2020 EIP and applicable award agreement thereunder (each such Stretch PSU Award or Base PSU Award, individually, a “Specified PSU Award,” or collectively, the “Specified PSU Awards”).

3.Treatment Upon Change in Control. In the event of a Change in Control, to the extent that the Change in Control occurs on or before the last day of the performance period during which any performance-based vesting criteria under (a) a Base PSU Award must be met, then such Base PSU Award’s performance-based vesting criteria will be deemed to have been met in full and one hundred percent (100%) of the shares subject to the Base PSU Award will be scheduled to vest subject to your remaining a Service Provider (as defined in the 2020 EIP) through the last day of the performance period applicable to such Base PSU Award as set forth in the award agreement governing the terms of the Base PSU Award; and (b) a

Stretch PSU Award must be met, then such Stretch PSU Award automatically will be forfeited as of immediately before the completion of the Change in Control and will not be eligible for any vesting in connection with the Change in Control or any payment of shares or other consideration therefor. For purposes of clarity, if the last day of the performance period under any Specified PSU Award occurs before the date of a Change in Control, the Board or Committee will determine and certify in writing the extent of the Company’s achievement of applicable performance under such award before the Change in Control, subject to your remaining a Service Provider through the date of such certification or as otherwise provided in Section 4 below.

4.Qualifying Termination During Change in Control Period. In the event of your Qualifying Termination that occurs before a Change in Control, any then outstanding and unvested portion of any Specified PSU Award will remain outstanding (and unvested) until the earlier of (a) three (3) months following the Qualifying Termination, or (b) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period. If no Change in Control occurs within three (3) months following such Qualifying Termination, any unvested portion of your Specified PSU Award automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested. For the avoidance of doubt, for purposes of any Qualifying Termination that occurs during the Change in Control Period but before the Change in Control (a “Pre‑CIC Qualifying Termination”), any portion of a Specified PSU Award, that (i) remains outstanding, and (ii) is subject to vesting based only on your remaining a Service Provider and otherwise has become eligible to vest based on the applicable performance-based criteria being deemed achieved or otherwise no longer applicable, pursuant to the terms of the applicable Specified PSU Award documents, as modified herein, in each case as of immediately before the completion of the Change in Control, will be considered a Time‑based Award and eligible for the treatment described in Section 4(b)(v) of the Plan. For purposes of clarity, with respect to any Pre‑CIC Qualifying Termination, any Stretch PSU Award for which the last day of the applicable performance period occurs before a Change in Control but during the Change in Control Period will be considered a Time-based Award and eligible for the treatment described in Section 4(b)(v) of the Plan only to the extent that the applicable performance-based criteria was achieved during the applicable performance period. Further, for purposes of clarity, with respect to any Pre‑CIC Qualifying Termination, any Stretch PSU Award for which the last day of the performance period does not occur before the date of the Change in Control will be treated as described in clause (b) of Section C.3 of this Participation Agreement. Accordingly, with respect to any Pre‑CIC Qualifying Termination, any Stretch PSU Award, for which the last day of the applicable performance period is more than three (3) months following any Qualifying Termination that occurs before a Change in Control, automatically and permanently will be forfeited upon such Qualifying Termination without having vested.

5.Other Performance-based Awards. Any Company equity awards covering Company ordinary shares that do not constitute Base PSU Awards, Stretch PSU Awards, or Time‑based Awards will be governed by the award agreement applicable to such equity award.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan. Also, as explained in the Plan, your Severance Benefits (if any) generally may be subject to reduction if doing so would result, on an after-tax basis for you, in a greater amount of payments received or retained by you than if such payments were paid out in full and were subject to the “golden parachute” excise taxes under the Internal Revenue Code.

Please note that any Severance Benefits will be subject to any applicable U.S. federal, state, local and non-U.S. tax withholdings and any other required payroll deductions.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Fabrinet Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions of participation in, and receipt of any Severance Benefits, under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

FABRINET PARTICIPANT

Signature Signature

Name Date

Title

Attachment: Fabrinet Executive Change in Control and Severance Plan and Summary Plan Description